PRESS RELEASE

DATED AUGUST 5, 2010

August 5, 2010

For Immediate Release

ONCAP Completes Acquisition of Sport Supply Group

Dallas, TX. Sport Supply Group, Inc. (NASDAQ – RBI) today announced that ONCAP II LP and its affiliates (“ONCAP”), the mid-market private equity platform of Onex Corporation, have completed the previously-announced acquisition of Sport Supply Group.

Earlier today, Sport Supply Group’s shareholders approved the going-private transaction at a special meeting of shareholders.  Pursuant to the definitive merger agreement between ONCAP and Sport Supply Group, executed on March 15, 2010, Sport Supply Group stockholders will receive $13.55 per share in cash.

Adam Blumenfeld, Chairman and Chief Executive Officer of Sport Supply Group, stated: “We sincerely appreciate the loyalty and support of our shareholders over the years.  We look forward to a long and productive relationship with ONCAP in the years to come.”

Mark Gordon, Managing Director at ONCAP, commented: “We are very excited to be partnering with the management team and employees of Sport Supply Group and look forward to working together to further build on the company’s success through organic and acquisition growth initiatives.”

Sport Supply Group’s common stock will cease trading on the NASDAQ as of the close of business on August 5, 2010.

O’Melveny & Myers LLP served as legal counsel to ONCAP and Vinson & Elkins L.L.P. served as legal counsel to Sport Supply Group.  Houlihan Lokey Howard & Zukin Capital, Inc. served as financial advisor to the Sport Supply Group special committee in connection with the merger.

About Sport Supply Group

Sport Supply Group Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via three million direct catalogs, a 40-person telesales team, more than 200 direct sales professionals, 60 Platinum Resellers and a family of company-controlled websites.

About ONCAP

ONCAP, in partnership with operating company management teams, invests in and builds shareholder value in North American small and mid-size companies that are leaders in their defined market niche and possess meaningful acquisition and organic growth potential.  For more information on ONCAP, please visit www.oncap.com.

ONCAP is the mid-market private equity platform of Onex, one of North America’s oldest and most successful investment firms committed to acquiring and building high-quality businesses in partnership with talented management teams.  Onex manages investment platforms focused on private equity, real estate and credit securities.  In total, Onex manages approximately US$12 billion.  Over 26 years, Onex has built approximately 60 businesses, generating 3.4 times the capital it has invested and managed and earning a 29 percent compound annual return on invested capital.  For more information on Onex, please visit www.onex.com.

Contact:

Sport Supply Group, Inc.
Adam Blumenfeld
972-243-0879